Exhibit 10.14

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of this 10th day of August, 2005, by and between AMERICAN ACHIEVEMENT CORPORATION and any successors thereto (collectively referred to as the “Company”) and DONALD J. PERCENTI (“Executive”).

The parties hereby agree as follows:

1.  EMPLOYMENT.  Executive will serve the Company in an executive capacity as Chief Executive Officer and shall report to the Board of Directors of the Company and will perform, faithfully and diligently, the services and functions performed and will carry out the functions of his office and furnish his best advice, information, judgment and knowledge with respect to the business of the Company and its subsidiaries, if any. If Executive is elected to the Board of Directors of the Company, Executive agrees to serve on the Board of Directors of the Company during the term of this Agreement. Executive agrees to perform such duties as hereinabove described and to devote full-time attention and energy to the business of the Company. Executive will not, during the term of employment under this Agreement, engage in any other business activity if such business activity would materially impair Executive’s ability to carry out his duties under this Agreement.

2.  TERM.  The period of the Executive’s employment under this Agreement (the “Employment Term”) shall commence on the date hereof and shall terminate on the second anniversary of the date of this Agreement; provided, however, that the term of this Agreement may be automatically extended for an additional year at the end of such term (and at the end of each subsequent term), unless at least 60 days prior to any such anniversary date, the Company shall give notice to Executive that the termination date shall not be so extended.

3.  COMPENSATION AND OTHER BENEFITS.

3.1.  SALARY.  The salary compensation to be paid by the Company to Executive and which Executive agrees to accept from the Company for services performed and to be performed by Executive hereunder shall be an annual gross amount, before applicable withholding and other payroll deductions, of $325,000, payable in equal bi-weekly installments of $12,500, subject to such changes as the Board of Directors of the Company may, in its sole discretion, from time to time determine.

3.2.  BONUS.  For each full or partial fiscal year of the Company during the Employment Term, the Company shall pay to the Executive a bonus (“Bonus”) in an amount of up to 70% of Executive’s salary based upon targets or standards (e.g. EBITDA, sales) as shall be determined by the Board of Directors with respect to each fiscal year (for example, if Executive’s base salary is $325,000 and 100% of the targets and/or standards are achieved in such fiscal year, the bonus payment would be $227,500). All Bonuses actually earned by the Executive and payable to the Executive (or his estate or other legal representative) for any full or partial fiscal year pursuant to this Section 3.2 shall be paid by the Company within 120 days following the end of such fiscal year.

3.3.  INCENTIVE PLAN UNITS.  Upon the execution of this Agreement, Executive shall be granted additional units under the American Achievement Corporation Executive Cash Incentive Plan (the “CIP”) and the American Achievement Corporation Supplemental Incentive Plan (the “SIP”) in such number as set forth on Exhibit A hereto, and such new units, together with the existing units held by Executive under such plans, shall have the vesting schedules set forth on Exhibit A.

3.4.  BENEFITS.  Executive shall be entitled to participate in such employee benefit programs, plans and policies as are maintained by the Company and as may be established for the employees of the Company from time to time on the same basis as other executive employees are entitled thereto. In addition, the Company shall pay the Executive a car allowance of up to $750 a month.

It is understood that the establishment, termination or change in any such Executive employee benefit programs, plans or policies shall be at the instance of the Company in the exercise of its sole discretion, from time to time, and any such termination or change in such program, plan or policy will not affect this Agreement so long as Executive is treated on the same basis as other executive employees participating in such program, plan or policy, as the case may be. Upon termination of employment under this Agreement, without regard to the manner in which the termination was brought about, Executive’s rights in such employee benefit programs, plans or policies shall be governed solely by the terms of the program, plan or policy itself and not this Agreement. Executive shall be entitled to an annual paid vacation in accordance with the Company’s personnel policy for his years of service completed as an employee of the Company (and, if applicable, the Company’s predecessors).

4.  WORKING FACILITIES.  During the term of his employment under this Agreement, Executive shall be furnished with a private office, stenographic services and such other facilities and services as are commensurate with his position with the Company and adequate for the performance of his duties under this Agreement.

5.  EXPENSES.  During the term of his employment under this Agreement, Executive is authorized to incur reasonable out-of-pocket expenses for the discharge of his duties hereunder and the promotion of business of the Company, including expenses for entertainment, travel and related items. The Company shall reimburse Executive for all such expenses upon presentation by Executive from time to time of itemized accounts of expenditures incurred in accordance with customary Company policies.

6.  TERMINATION.  Executive’s employment under this Agreement may be terminated with or without cause or reason by either Company or Executive upon the following terms and conditions.

6.1.  TERMINATION BY COMPANY FOR CAUSE.  If any of the following events or circumstances occur, the Company may terminate Executive’s employment under this Agreement at any time during or at the end of the initial or any extended term of this Agreement for any of the following causes (each a “Cause”):

(i)	conviction of a felony;

(ii)	willful failure to perform the Executive’s material duties and responsibilities to the Company and any individual, corporation, limited liability company, association, partnership, estate, trust or any other entity or organization, other than the Company or any of its Affiliates (“Person”) directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise (“Affiliates”) which remains uncured after 30 days’ notice from the Company specifying in reasonable detail the nature of the willful failure or negligence;

(iii)	fraud or embezzlement with respect to the Company or any of its Affiliates;

(iv)	willful failure or refusal to carry out a lawful and proper directive of the Board; or

(v)	willful, material breach of contractual obligations to the Company with respect to confidentiality, non-competition or non-solicitation.

Upon payment by the Company to Executive of all salary earned but unpaid, accrued and unused vacation and any accrued and unpaid bonus, to the date of such termination, the Company shall have no further obligation or liability to Executive and Executive will not be entitled to receive the Termination Payments or Termination Benefits (as such terms are defined below) except aforesaid vacation and any accrued bonus.

6.2.  TERMINATION BY COMPANY WITHOUT CAUSE.  In the event of the termination of Executive’s employment under this Agreement by the Company at any time during or at the end of the initial or any extended term of this Agreement without Cause as defined in Paragraph 6.1 above, Executive will be entitled to receive bi-weekly payments equal to the average of his bi-weekly compensation in effect within the two years preceding the termination (including, for these purposes, average bi-weekly compensation of Executive from the Company’s predecessors) (“Termination Payments”), less legally required withholdings, for a period of the greater of 18 months or the remaining term of this Agreement; provided, however, that at the option of Executive, Executive may elect at any time not to be bound by the provisions of Section 8.1 below, in which event Executive shall not be entitled to any of the foregoing Termination Payments or the Termination Benefits referred to below. In addition to the Termination Payments, Executive will be entitled to elect the continuation of health benefits under COBRA and the Company will pay the COBRA premiums for an 18-month period, beginning on the date that Executive’s health coverage ceases due to his termination, accrued but unused vacation, and any accrued bonus (“Termination Benefits”). If Executive obtains employment while he is entitled to receive the Termination Benefits, the payment of the Termination Benefits shall cease upon Executive becoming covered under the new employer’s health coverage plan at no cost to Executive. The combination of the Termination Payments and the Termination Benefits constitute the sole amount to which Executive is entitled if termination is without Cause.

6.3.  TERMINATION BY EXECUTIVE WITHOUT GOOD REASON.  Executive may terminate his employment under this Agreement without Good Reason as defined in Paragraph 6.4 below upon the giving of 90 days written notice of termination. In the event of such termination, the Company may elect to pay Executive six months of compensation including unused accrued vacation and any accrued bonus in lieu of 90 days notice, in which event Executive’s services to the Company will be terminated immediately. No Termination Payments or Termination Benefits other than as set forth in Section 6.3 shall be payable upon Executive’s termination of this Agreement without Good Reason.

6.4.  TERMINATION BY EXECUTIVE WITH GOOD REASON.  Executive may terminate his employment under this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i)	failure of the Company to continue the Executive in his/her current position and title;

(ii)	material diminution in the nature or scope of the Executive’s responsibilities, duties or authority;

(iii)	relocation of the Executive’s office anywhere other than Austin, Texas without his/her consent; or

(iv)	failure of the Company to provide the Executive base salary, incentive compensation and other benefits in accordance with the terms of this Agreement, excluding an inadvertent failure which is cured within ten business days following notice from the Executive specifying in reasonable detail the nature of such failure.

In the event of termination under this Section 6.4, the Company shall pay to Executive the same Termination Payments and Termination Benefits to which Executive would have been entitled had he been terminated by the Company without Cause.”

6.5.  DEATH OR PERMANENT DISABILITY.  Executive’s employment under this Agreement shall terminate upon Executive’s death or permanent disability (as defined in the Company’s or Executive’s disability insurance policies). Other than accrued but unused vacation and any accrued but unpaid bonus, no Termination Payments or Termination Benefits shall be payable upon Executive’s death or permanent disability.

6.6.  RELEASE AGREEMENT.  The Termination Payments and Termination Benefits pursuant to Section 6 are contingent upon Executive executing a Release Agreement after termination in a form to be provided by the Company. It is understood that Executive may preserve all rights and causes of action in the event of termination by the Company and evidence of release of same will only be by execution of said Release Agreement after termination.

7.  CONFIDENTIALITY.  During and after the term of employment under this Agreement, Executive agrees that he shall not, without the express written consent of Company, directly or indirectly communicate or divulge to, or use for his own benefit or for the benefit of any other Person, any of Company’s trade secrets, proprietary data or other confidential information, which trade secrets, proprietary data or other confidential information were communicated to or otherwise learned or acquired by Executive during his employment relationship with Company

(“Confidential Information”), except that Executive may disclose such matters to the extent that disclosure is required (a) at Company’s direction or (b) by a court or other governmental agency of competent jurisdiction. As long as such matters remain trade secrets, proprietary data or other confidential information, Executive shall not use such trade secrets, proprietary data or other confidential information in any way or in any capacity other than as expressly consented to by Company.

8.  COVENANT NOT TO COMPETE OR SOLICIT.

8.1.  The provisions of Section 8.1 of Executive’s original employment agreement dated as of December 16, 1996 are hereby preserved in their entirety and incorporated herein by reference.

8.2.  Executive also agrees to refrain during his employment under this Agreement, and in the event of the termination of his employment under this Agreement for any reason, for one year thereafter, without written permission from the Company, from diverting, taking, soliciting and/or accepting on his own behalf or on the behalf of another Person, the scholastic, licensed sports, insignia, recognition or affinity business of any customer of the Company or its Affiliates or any potential customer of the Company or its Affiliates whose identity became known to Executive through his employment by the Company and to which the Company has made a written business proposal or provided written pricing information before the termination of Executive’s employment under this Agreement.

8.3.  Executive agrees to refrain during his employment under this Agreement, and in the event of the termination of his employment under this Agreement for any reason for a period of one year thereafter, from inducing or attempting to influence any employee or independent representative of the Company or its Affiliates to terminate his or her employment or association with the Company or such other entity.

8.4.  Executive further agrees that the covenants in Sections 8.1 and 8.2 are made to protect the legitimate business interests of the Company, including interests in the Company’s “Confidential Information,” as defined in Section 7 of this Agreement, and not to restrict his mobility or to prevent him from utilizing his skills. Executive understands as a part of these covenants that the Company intends to exercise whatever legal recourse against him for any breach of this Agreement and in particular for breach of these covenants. Executive and the Company further agree that, in the event that any provision of this Section 8 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 8.

9.  CONTROLLING LAW AND PERFORMABILITY.  The execution, validity, interpretation and performance of this Agreement will be governed by the law of the State of Texas.

10.  SEPARABILITY.  If any provision of this Agreement is rendered or declared illegal or unenforceable, all other provisions of this Agreement will remain in full force and effect.

11.  NOTICES.  All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided (a) by hand (in which case, it will be effective upon delivery), (b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission) or (c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service) in each case, to the address (or facsimile number) listed below:

If to Executive:	Donald J. Percenti
c/o American Achievement Corporation
7211 Circle S Road
Austin, TX 78745
Fax: [____________]

If to the Company:	Chairman of the Board
American Achievement Corporation
7211 Circle S Road
Austin, TX 78745
Fax:[____________]

12.  ASSIGNMENT.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns. The rights and obligations of Executive under this Agreement are of a personal nature and shall neither be transferred or assigned in whole or in part by Executive.

13.  NON-WAIVER.  No waiver of or failure to assert any claim, right, benefit or remedy hereunder shall operate as a waiver of any other claim, right, benefit or remedy of the Company or Executive.

14.  REVIEW AND CONSULTATION.  Executive acknowledges that he has had a reasonable time to review and consider this Agreement and has been given the opportunity to consult with an attorney.

15.  ENTIRE AGREEMENT AND AMENDMENTS.  This Agreement between the Company and Executive contain the entire agreement of Executive and the Company relating to the matters contained in this Agreement and supersedes all prior agreements and understandings, oral or written, between Executive and the Company with respect to the subject matter herein. This Agreement may be changed only by an agreement in writing by Executive and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

AMERICAN ACHIEVEMENT CORPORATION

By:	/s/ Mac LaFollette

/s/ Donald J. Percenti
Donald J. Percenti

Exhibit A

1.  Cash Incentive Plan

Existing Time Based Units	6,583.5
New Time-Based Units	1,803.6
New Total Time-Based Units*	8,387.1

*	New vesting schedule for Total Time-Based Units set forth below.

	Existing Time- Based Units	New Time- Based Units	New Total Time- Based Units
3/25/2004	0	0	0
3/25/2005	1316.7	0	1316.7
9/25/2005	658.4	0	658.4
3/25/2006	658.4	257.7	916
3/25/2007	1316.7	515.3	1832
3/25/2008	1316.7	515.3	1832
3/25/2009	1316.7	515.3	1832
	6583.5	1803.6	8387.1

Existing Liquidity Event Units	6,583.5
New Liquidity Event Units	2,576.6
New Total Liquidity Event Units	9,160.1

2.  Supplemental Incentive Plan

Existing Units	150
New Units	53.1
New Total Units	203.1